Exhibit 99.1
DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R)
Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                       NEWS/INFORMATION
                                                       Corporate Relations
                                                       P.O. Box 593330
                                                       Orlando, FL  32859

                                      Contacts:
                                      (Analysts) Matthew Stroud   (407) 245-6458
                                      (Media)    Jim DeSimone     (407) 245-4567
FOR RELEASE
May 16, 2005
11:30AM ET

            DARDEN RESTAURANTS, INC. DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS


     ORLANDO, FL - Darden Restaurants, Inc. (NYSE: DRI) today announced that its Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Darden common stock.

     Clarence Otis, Jr., Darden's Chief Executive Officer, stated: "The Rights, which are replacing certain preferred share purchase rights that will expire on May 24, 2005, are designed to assure that all of Darden's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Darden without paying all shareholders an appropriate premium. The Rights are not being adopted in response to any specific takeover effort, and will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     The Rights will be exercisable only if a person or group acquires 15% or more of Darden's common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of a Series A Participating Cumulative Preferred Stock at an exercise price of $120.

     If a person or group acquires 15% or more of Darden's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Darden's common shares having a market value of twice the exercise price. In addition, if Darden is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

                                    - MORE -

     The dividend distribution will be made on May 25, 2005, payable to stockholders of record as of the close of business on that date, and is not taxable to stockholders. The Rights will expire on May 25, 2015.

                                      * * *

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,350 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones, and Seasons 52 restaurants with annual sales of over $5.0 billion. It is the market share and sales leader in casual dining


Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


                                     -END-